Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of CONSOL Energy Inc. and Subsidiaries for the registration of up to $1,850,000,000 of 5.875% Senior Notes due 2022 and to the incorporation by reference therein of our report dated February 7, 2014, (except for the change in presentation of the Company’s consolidated statements of income and guarantor footnote disclosure, both of which are described in Note 1 to the consolidated financial statements and for the effects of the changes in presentation on Note 26, as to which the date is July 29, 2014), with respect to the consolidated financial statements of CONSOL Energy Inc. and Subsidiaries, included in its Current Report on Form 8-K dated July 29, 2014, and our report dated February 7, 2014 with respect to the effectiveness of internal control over financial reporting of CONSOL Energy Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

November 24, 2014